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                                PROMISSORY NOTE

$15,000,000.00                    Dallas, Texas                   July 29, 1995

         FOR VALUE RECEIVED, the undersigned, INTERVOICE, INC. ("Maker") hereby unconditionally promises to pay to the order of NATIONSBANK OF TEXAS, N.A. ("Payee"), at 901 Main Street, P.O. Box 831000, Dallas, Texas 75283-1000 or at such other address given to Maker by Payee, the principal sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), or so much thereof as shall be advanced prior to maturity, in lawful money of the United States of America, together with interest (calculated on the basis of a 360-day year) on the unpaid principal balance from day-to-day outstanding, computed from the date of advance until maturity at the rates per annum provided below.

         1. Certain Definitions. As used herein, the following terms shall have the respective meanings assigned to such term:

         "Adjusted LIBOR Rate" shall mean, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the quotient of (a) the LIBOR Rate with respect to such Interest Period, divided by (b) the remainder of 1.00 minus the LIBOR Reserve Requirement in effect on the first day of such Interest Period and (ii) one and seventy-five one hundredths percent (1.75%).

         "Advance" shall mean either a Floating Rate Advance or a LIBOR Rate Advance.

         "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

         "Floating Base Rate" shall mean the Prime Interest Rate established from time to time by Payee. Maker acknowledges that Payee may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, such general reference rate. Each change in the Base Rate shall become effective without prior notice to Maker automatically as of the opening of business on the date of such change in the Base Rate.

         "Floating Rate Advance" shall mean any principal amount under the Note with respect to which the interest rate is calculated by reference to the Floating Base Rate for a particular Interest Period.

         "Interest Period" means, with respect to a LIBOR Advance, a period commencing:

         (i)     on the borrowing date of such LIBOR Advance made hereunder; or

         (ii) on the Conversion Date pertaining to such LIBOR Advance, if such LIBOR Advance is made pursuant to a conversion as described in
         Section 3.b. herein; or

         (iii) on the last day of the preceding Interest Period in the case of a rollover to a successive Interest Period;

and ending 1, 2, 3 or 6 months thereafter, as Maker shall elect as provided herein; provided, that:

         (A) any Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such
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         LIBOR Business Day falls in another calendar month in which case such
         Interest Period shall end on the next preceding LIBOR Business Day;

         (B) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month or at the end of such Interest Period) shall, subject to Clause (A) above, end on the last LIBOR Business Day of a calendar month; and

         (C) if the Interest Period for any LIBOR Advance would otherwise end after the final maturity date of this Note, then such Interest Period shall end on the final maturity date of this Note.

         "LIBOR Business Day" shall mean a Business Day on which dealings in Dollars are carried out in the London interbank market.

         "LIBOR Advance" shall mean any principal amount under this Note with respect to which the interest rate is calculated by reference to the Adjusted LIBOR Rate for a particular Interest Period.

         "LIBOR Rate" shall mean, with respect to each Interest Period, the rate of interest per annum at which deposits in immediately available funds in Dollars are offered by Payee (at approximately 9:00 o'clock A.M., Dallas time, three (3) LIBOR Business Days prior to the first day of such Interest Period) to first class banks in the interbank eurodollar market for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Advance to which such Interest Period relates. Payee shall notify Maker of its determination of the LIBOR Rate as soon as practicable following such determination. Each determination of the LIBOR Rate by Payee shall, in the absence of manifest error, be conclusive and binding.

         "LIBOR Reserve Requirement" shall, on any day, mean that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. Each determination by Payee of the Eurodollar Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

         "Maximum Rate" shall mean the highest nonusurious rate of interest (if any) permitted by applicable law on such day. Payee hereby notifies Maker that, and discloses to Maker that, for purposes of Tex. Rev. Civ. Stat. Ann. Art. 5069-1.04, as it may from time to time be amended, the "applicable rate ceiling" shall be the "indicated rate ceiling" from time to time in effect as limited by Art. 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Payee reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Maker; and, provided further, that the "highest nonusurious rate of interest permitted by applicable law" for purposes of this Loan Agreement and the Note shall not be limited to the applicable rate ceiling under Art. 5069-1.04 if federal laws or other state laws now or hereafter in




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effect and applicable to this Loan Agreement, and the Note (and the interest contracted for, charged and received hereunder or thereunder) shall permit a higher rate of interest.

         2. Payment of Principal. The unpaid principal balance of this Note shall be due and payable in one (1) installment, on July 29, 1996, in the amount of the unpaid principal balance of this Note as of such date.

         3.      Interest.

                 a. Rate of Interest. Subject to section 3.e. below, the unpaid principal of each Floating Base Advance shall bear interest from the date of advance until paid at a rate per annum which shall from day to day be equal to the lesser of (a) the Floating Base Rate in effect from day to day or (b) the Maximum Rate. Subject to section 3.e. below, the unpaid principal of each LIBOR Advance shall bear interest from the date of advance until paid at a rate per annum which shall be equal to the lesser of (a) the Adjusted LIBOR Rate for the applicable Interest Period or (b) the Maximum Rate.

                 b.       Selection of Interest Option.

                 (i) Subject to the provisions of this Note, Maker shall have the option to designate that the unpaid principal balance of this Note shall bear interest at (i) the Floating Base Rate, or (ii) the Adjusted LIBOR Rate;

                 (ii) Upon making a notice of borrowing under the Loan Agreement described below (a "Notice of Borrowing") Maker shall advise Payee as to whether an Advance shall be (i) a LIBOR Advance, in which case Borrower shall specify the applicable Interest Period therefor, or (ii) a Floating Rate Advance. Maker shall give Payee a Notice of Borrowing on or before 10:30 o'clock a.m. Dallas, Texas time on the day of each Base Rate Advance and on or before 2:00 o'clock p.m. at least two (2) LIBOR Business Days prior to each LIBOR Advance. Prior to 2:00 o'clock p.m. at least two (2) LIBOR Business Days prior to the termination of each Interest Period with respect to a LIBOR Advance, Maker shall give Payee notice (a "Rollover Notice") of the interest option which shall be applicable to such Advance upon the expiration of such Interest Period. The Rollover Notice shall either be in writing or by telephone immediately followed by written notice. If Maker shall specify that said Advance shall be a LIBOR Advance, such Rollover Notice shall also specify the length of the succeeding Interest Period selected by Maker with respect to such Advance. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Payee. If the required Rollover Notice shall not have been timely received by Payee prior to the expiration of the then-relevant Interest Period, then Maker shall be deemed to have elected to have such Advance be a Floating Rate Advance. With respect to any Floating Rate Advance, Maker shall have the right, on any LIBOR Business Day, as the case may be ("Conversion Date"), to convert such Floating Rate Advance to a LIBOR Advance, by giving Payee a Rollover Notice of such selection at least two (2) LIBOR Business Days prior to such Conversion Date.

                 (iii) Notwithstanding anything to the contrary contained herein, (i) no more than three (3) Interest Periods shall be in effect at any one time with respect to LIBOR




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         Advances, and (ii) Maker shall have no right to request a LIBOR
         Advance if the Interest Rate applicable thereto would exceed the Maximum Rate in effect on the first day of the Interest Period applicable to such Advance.

                 (iv) Each Notice of Borrowing shall be irrevocable and binding on Maker and, in respect of any LIBOR Advance specified in such Notice of Borrowing, Maker shall indemnify Payee against any loss, cost or expense incurred or suffered by Payee as a result of (i) any failure to fulfill, on or before the date specified for such Advance, the conditions to such Advance set forth in the Loan Agreement, or (ii) Maker's requesting that an Advance not be made on the date specified for such Advance in the Notice of Borrowing. A certificate of Payee establishing the amount due from Maker according to the preceding sentence, together with a description in reasonable detail of the manner in which such amount has been calculated, shall be conclusive in the absence of manifest error.

                 c. Interest Payment Dates. Interest on the unpaid principal amount of a Floating Rate Advance, computed as aforesaid, shall be due and payable quarterly as it accrues, commencing on January 31, 1995, and thereafter on April 30, 1995, and at maturity; provided, however, that interest with respect to any Floating Rate Advance shall also be due and payable on the Conversion Date of any such Advance to a LIBOR Advance. Interest on the unpaid principal amount of a LIBOR Advance, computed as aforesaid, shall be due and payable on the last day of the related Interest Period; provided, however, that interest with respect to any LIBOR Advance shall be payable no less often than quarterly.

                 d. Interest on Past-due Amounts. All past due principal of, and, to the extent permitted by applicable law, interest on, this Note shall bear interest until paid at the lesser of (i) the Maximum Rate or (ii) the Floating Base Rate plus two percent (2%).

         4. Special Provisions for LIBOR Advances. If, with respect to any Interest Period for any LIBOR Advance any of the following occurs:

                 (i) After the date of this Note, the adoption of any applicable law, rule or regulation or interpretation thereof by any person charged with the interpretation thereof, or compliance by Payee with any such law, rule or regulation, in the reasonable judgment of Payee, makes it unlawful for Payee to make, maintain, or fund any LIBOR Advance; or

                 (ii) After the date of this Note, any governmental authority, central bank or other comparable authority, shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the LIBOR Reserve Requirement of Payee), special deposit or similar requirement or condition affecting any LIBOR Advance, and the result thereof is to increase the cost to Payee of maintaining any LIBOR Advance;

then Payee shall have no further obligation to permit LIBOR Advances hereunder, and Maker shall immediately, upon receipt of notice from Payee of the occurrence of any of the foregoing, repay in full the then-outstanding LIBOR Advance and convert such LIBOR Advance to a Floating Rate Advance.




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         In the event of any prepayment of all or any portion of any LIBOR
Advance on a day other than the last day of the related Interest Period, including without limitation, any prepayment made pursuant to this Section 4, Maker shall pay to Payee an amount equal to any loss, cost or expense incurred or suffered by Payee as a result of the timing of the payment or failure to borrow any Advance for which a loan request has been made, or in redepositing, redeploying or reinvesting the principal amount so paid or affected by the timing of the LIBOR Advance, including the sum of (a) the interest that, but for the payment or failure to borrow such Advance, the Payee would have earned in respect of that principal amount of such LIBOR Advance, reduced, if Payee is able to redeploy, redeposit or reinvest the principal amount, by the interest earned by Payee as a result of redepositing, redeploying or reinvesting the principal amount, plus, (b) any expense or penalty incurred by the Payee on redepositing, redeploying, or reinvesting the principal amount. Each determination by Payee of any such amount shall be supported by written evidence reasonably acceptable to Maker.

         5. Payment Dates: Manner of Payment: Application of Payments. Should the principal of, or any installment of the principal of or interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of, and interest on, this Note shall be made by Maker to Lender at its principal banking office in Dallas, Texas in federal or other immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal. Payments received by Payee after 2:00 o'clock p.m. on any Business Day shall be deemed to have been received on the following Business Day.

         6. PrePayment. Subject to the provisions set forth in section 4 above, Maker may prepay this Note, in whole or in part, at any time and from time to time without premium or penalty. Any prepayment made hereunder shall be made together with interest accrued (through the date of such prepayment) on the principal amount prepaid.

         7. Rights Under Loan Agreement. This Note has been executed and delivered pursuant to, and is subject to certain terms and conditions set forth in, that certain Loan Agreement (herein so called) between Maker and Payee, executed as of the date hereof, and is the "Note" referred to therein. The Holder of this Note shall be entitled to the benefits provided in the Loan Agreement. Reference is made to the Loan Agreement for a statement of (i) the obligation of Payee to advance funds hereunder, (ii) the events upon which the maturity of this Note may be accelerated, and (iii) Maker's right to cure certain events of default, if any, as more fully set forth therein.

         8. Waivers. Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.


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         9.      No Waiver. No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

         10. Limitation of Interest. Regardless of any provision contained in this Note, the Loan Agreement or any other document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Maximum Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this
Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

         11. Governing Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

         12. Renewal Note. This Note is given in renewal and extension, but not extinguishment, of all amounts left owing and unpaid on that certain Promissory Note (the "Prior Note") dated November 30, 1994, in the stated principal amount of $15,000,000, executed and delivered by Maker and payable to the order of Payee.




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         EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                        MAKER:

                                        INTERVOICE, INC.


                                        By:   /s/ ROB-ROY J. GRAHAM
                                            ------------------------------------
                                            Name:   Rob-Roy J. Graham
                                                 -------------------------------
                                            Title:  Chief Financial Officer
                                                  ------------------------------




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